Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FOXHOLLOW TECHNOLOGIES, INC.,

NAVAJO ACQUISITION CORPORATION,

KERBEROS PROXIMAL SOLUTIONS, INC.,

RESEARCH CORPORATION TECHNOLOGIES, INC., RCT BIOVENTURES WEST,

L.L.C., TAC ASSOCIATES, L.P., THREE ARCH ASSOCIATES IV, L.P., THREE ARCH

CAPITAL, L.P. AND THREE ARCH PARTNERS IV, L.P., AS PRINCIPAL STOCKHOLDERS,

CHRIS MARTIN AND RANDALL KING NELSON, AS SECURITYHOLDER

REPRESENTATIVES, AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

Dated as of August 26, 2006

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Key Employee Offer Letters
Exhibit D	Form of 280G Waiver
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Director and Officer Resignation Letter
Exhibit G	Form of Terminating Employee Release
Exhibit H	Form of Legal Opinion of Counsel to the Company
Exhibit I	Form of Legal Opinion of Counsel to Parent

Schedules
Schedule 1.1(g)(i)	Schedule of Exceptions to Company Indebtedness Offset to Closing Merger Consideration
Schedule 1.1(g)(ii)	Schedule of Exceptions to Bonus Offset to Closing Merger Consideration
Schedule 1.1(qq)	Executive Transaction Retention Plan
Schedule 1.1(eee)	Schedule of Key Employees
Schedule 1.1(jjj)(i)	Schedule of Milestone Company Products Modifications
Schedule 1.1(jjj)(ii)	Schedule of Milestone Company Products Under Development
Schedule 2.7(f)(i)	Schedule of Deferred Company Optionholders
Schedule 3.15(a)(iii)	Form of Employee Proprietary Information Agreement
Schedule 3.15(a)(iii)	Form of Consultant Proprietary Information Agreement
Schedule 3.16	Schedule of Product Liability Claims
Schedule 3.19(b)	Schedule of Company Product Labels
Schedule 3.26(l)	Schedule of Nonqualified Deferred Compensation Plans
Schedule 7.8(a)	Company Employees and Consultants to Sign Employee Proprietary Information Agreements and Consultant Proprietary Information Agreement
Schedule 7.8(c)	Schedule of Terminating Employees
Schedule 7.11	Form of Stockholder Certificate
Schedule 7.15	Spreadsheet
Schedule 8.2(g)(i)	Schedule of Third Party Contract Terminations
Schedule 8.2(g)(ii)	Schedule of Third Party Contract Notice Requirements
Schedule 8.2(j)	Schedule of Individuals to Sign Non-Competition Agreements
Schedule 8.2(q)	Schedule of Liens to be Released at Closing
Schedule 9.2	Schedule of Special Indemnification Claims

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 26, 2006 by and among FoxHollow Technologies, Inc., a Delaware corporation (“Parent”), Navajo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Kerberos Proximal Solutions, Inc., a Delaware corporation (the “Company”), Research Corporation Technologies, Inc., RCT BioVentures West, L.L.C., TAC Associates, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and Three Arch Partners IV, L.P. (each, a “Principal Stockholder,” and collectively, the “Principal Stockholders”), and Chris Martin and Randall King Nelson, as securityholder representatives (the “Securityholder Representatives”) and U.S. Bank National Association as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

RECITALS

A. Parent and the boards of directors of each of Merger Sub and the Company have determined it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the Merger Consideration set forth herein, and (ii) all issued and outstanding Company Options and Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Merger will be cancelled and converted into the right to receive the Merger Consideration set forth herein.

C. Immediately following the execution and delivery of this Agreement by the parties hereto, the holders of a type and number of shares of capital stock of the Company sufficient to adopt and approve this Agreement and approve the Merger as required under applicable law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”) are executing and delivering written consents, in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”).

D. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain Company Stockholders are entering into or executing a Confidentiality, Non-Competition and Non-Solicitation Agreement with Parent, in the form attached hereto as Exhibit B and to be effective as of the Effective Time (collectively, the “Non-Competition Agreements”).

E. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into or executing an offer letter, in the form attached hereto as Exhibit C and to be effective as of the Effective Time (collectively, the “Key Employee Offer Letters”).

F. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, each Person who might receive any payments and/or benefits in connection with the Merger that constitute “parachute payments” pursuant to Section 280G of the Code is executing a waiver, each in the form attached hereto as Exhibit D (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits unless the requisite stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder.

G. The Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “510(k)” shall mean an order of the FDA permitting marketing of a medical device described in a premarket notification based upon a finding of substantial equivalence to a legally marketed predicate device or based upon a de novo reclassification.

(b) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(c) “Aggregate Preferred Preference Amount” shall mean an amount equal to the sum of (i) the Series D Preferred Preference, (ii) the Series C Preferred Preference, (iii) the Series B-2 Preferred Preference, (iv) the Series B-1 Preferred Preference, (v) the Series A-1 Preferred Preference, and (vi) the Series A Preferred Preference.

(d) “Bundled Product” shall mean a Milestone Company Product and other products that are not Milestone Company Products either (i) packaged together for sale or shipment as a single unit, or (ii) priced or sold as a kit.

(e) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(f) “CFRA” shall mean the California Family Rights Act of 1993, as amended.

(g) “Closing Merger Consideration” shall mean (i) Thirty Three Million Dollars ($33,000,000), minus (ii) an amount equal to any Company Indebtedness outstanding as of immediately prior to the Effective Time (other than as set forth on Schedule 1.1(g)(i)), minus (iii) an amount equal to Estimated Third Party Expenses, minus (iv) amounts paid or payable under the Executive Transaction Retention Plan as of the Effective Time, and minus (v) bonuses, remuneration or additional compensation, other than (i) salaries paid in the ordinary course of business, and (ii) bonuses granted, paid, declared, authorized or committed on or after June 30, 2006, excluding the bonus, severance or other remuneration set forth on Schedule 1.1(g)(ii).

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company Business” shall mean the manufacture, development, testing, clinical evaluation, and sale of the Company Products.

(k) “Company Business Intellectual Property” shall mean any and all Intellectual Property used in or necessary to conduct the business of Company in the United States, in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation of Company Products in the United States.

(l) “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B-1 Preferred Stock, the Company Series B-2 Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and any other shares of capital stock of the Company.

(m) “Company Common Stock” shall mean shares of Common Stock, par value $0.001 per share, of the Company.

(n) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

(o) “Company Indebtedness” shall mean all liabilities or obligations of the Company (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, derivative or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above; provided that Company Indebtedness shall not include account balances under Company credit cards incurred in the ordinary course of business consistent with past practice.

(p) “Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), condition (financial or otherwise), prospects or capitalization of the Company; provided, however, that none of the following shall, in and of itself, constitute a Company Material Adverse Effect: (i) a change in general economic conditions or changes affecting the industry generally in which the Company operates, which changes do not negatively affect the Company in a disproportionate manner, or (ii) any actions taken by the Company, or the Company’s failure to take any actions, to which Parent has consented in writing.

(q) “Company Optionholder” shall mean any holder of a Company Option immediately prior to the Effective Time.

(r) “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Warrants and Company Preferred Stock) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

(s) “Company-Owned Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(t) “Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series C Preferred Stock, and Company Series D Preferred Stock.

(u) “Company Products” shall mean all products or service offerings of the Company that have been marketed, sold, or distributed, all products or service offerings that are under development, and all products or service offerings that form the basis, in whole or in part, of any revenue or business projection made by Company, or provided by Company in connection with the negotiation of this Agreement, including the Milestone Company Products.

(v) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company.

(w) “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

(x) “Company Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

(y) “Company Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

(z) “Company Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, par value $0.001 per share, of the Company.

(aa) “Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

(bb) “Company Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.001 per share, of the Company.

(cc) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(dd) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(ee) “Continuing Employee” shall mean each employee of the Company who (i) receives and accepts an offer of at-will employment from Parent or any of its Subsidiaries prior to the Effective Time and (ii) is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(ff) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(gg) “DOL” shall mean the United States Department of Labor.

(hh) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

(ii) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Restricted Shares, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, except any offer letter of at-will employment with no provision relating to bonus, severance or termination pay.

(jj) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).

(kk) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

(ll) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(mm) “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(nn) “Escrow Amount” shall mean Three Million Dollars ($3,000,000).

(oo) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred or paid by the Company prior to or at the Closing, or anticipated to be incurred or payable by the Company after the Closing, as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

(pp) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(qq) “Executive Transaction Retention Plan” shall mean a plan providing for an aggregate amount of up to One Million Dollars ($1,000,000) of payments to be made by Parent to the employees listed on Schedule 1.1(qq) of this Agreement and to certain other employees identified by Parent in consultation with the Company in such individual amounts and under such terms as described on Schedule 1.1(qq) to this Agreement or as shall otherwise be determined by Parent in consultation with the Company.

(rr) “FDA” shall mean the United States Food and Drug Administration.

(ss) “FDCA” shall mean the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. 301 et seq.).

(tt) “First Milestone Period” shall mean the period beginning on the first day of the thirteenth (13th) full calendar month following the date of this Agreement and ending on the last day of the twenty fourth (24th) full calendar month following the date of this Agreement.

(uu) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(vv) “GAAP” shall mean United States generally accepted accounting principles.

(ww) “Governmental Order” shall mean any order, writ, judgment, decree, stipulation, injunction, rule, determination or award entered by or with any Governmental Entity or arbitration panel.

(xx) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(yy) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, reproduction or the environment.

(zz) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

(aaa) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(bbb) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

(ccc) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.

(ddd) “IRS” shall mean the United States Internal Revenue Service.

(eee) “Key Employees” shall mean the employees of Company listed in Schedule 1.1(eee) hereto.

(fff) “Knowledge” shall mean (i) with respect to a Principal Stockholder, such Principal Stockholder’s actual knowledge, and (ii) with respect to the Company, (1) the actual knowledge of each of Randall King Nelson, Michael J. Orth, Michael Gandy, Thomas Goff, and Thomas Mason, in each case after having reviewed with Company counsel the representations and warranties set forth in Section 3 hereof and after having conferred with his direct reports who would reasonably be expected to have knowledge of the matters set forth in such representations and warranties, and (2) the actual knowledge of the directors of the Company in their capacities as directors of the Company. For purposes of this Agreement, “actual knowledge” shall be deemed to include any information set forth in any document (in written or electronic form, including emails) in the subject individual’s possession during the last three (3) years.

(ggg) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(hhh) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

(iii) “Merger Consideration” shall mean the Closing Merger Consideration plus the Deferred Merger Consideration.

(jjj) “Milestone Company Products” shall mean (i) the Kerberos Peripheral Rinspiration® Catheter System including the modifications described on Schedule 1.1(jjj)(i) and any modifications and extensions thereof, the principal components of which were materially based on Company Intellectual Property; and (ii) any products under development as described on Schedule 1.1(jjj)(ii) and any modifications and extensions thereof, the principal components of which were materially based on Company Intellectual Property.

(kkk) “Net Sales” shall mean the gross sales (less taxes paid that were directly associated with the sale of the subject product that is not a Milestone Company Product, shipping costs, credits or allowances for returns and rebates in the ordinary course of business consistent with past practices) of the subject product that is not a Milestone Company Product, determined in accordance with GAAP.

(lll) “Net Sales Amount” shall mean the gross sales (less taxes paid that were directly associated with the sale of the Milestone Company Products, shipping costs, credits or allowances for returns and rebates in the ordinary course of business consistent with past practices) of the Milestone Company Products, determined in accordance with GAAP.

(mmm) “Parent Common Stock” shall mean shares of the Common Stock, par value $0.001 per share, of Parent.

(nnn) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ooo) “Per Share Residual Amount” shall mean the quotient obtained by dividing (x) the Closing Merger Consideration, less the Aggregate Preferred Preference Amount, plus the Deferred Merger Consideration, by (y) the Total Outstanding Common Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded up).

(ppp) “Per Unit Average Selling Price” shall mean, with respect to any product sold by Parent and any Subsidiary, the amount equal to (x) the total amount of annual worldwide Net Sales of such product, not including any such products that are sold as a Bundled Product, divided by (y) the total number of units of such products sold during such year, not including any such products that are sold as a Bundled Product.

(qqq) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, orders, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(rrr) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(sss) “Plan” shall mean Company’s 2001 Stock Incentive Plan.

(ttt) “PMA” shall mean a premarket approval under Section 515(c) of the FDCA requesting FDA approval to commercially sell and distribute the Company Products in the United States and its territories and possessions.

(uuu) “Preferred Preference Amount” shall mean the (i) the Series D Preferred Preference, (ii) the Series C Preferred Preference, (iii) the Series B-2 Preferred Preference, (iv) the Series B-1 Preferred Preference, (v) the Series A-1 Preferred Preference, and / or (vi) the Series A Preferred Preference.

(vvv) “Pro Rata Portion” shall mean, with respect to each Company Stockholder or Company Optionholder, an amount equal to the quotient obtained by dividing (x) the amount of Closing Merger Consideration payable pursuant to Section 2.7(d) or Section 2.7(f) hereof, as applicable, in respect of the shares of Company Capital Stock owned by such Company Stockholder as of immediately prior to the Effective Time or in respect of unexercised Company Options owned by such Company Optionholder as of immediately prior to the Effective Time (without giving effect to any reduction in any such payment with respect to the exercise price of any such Company Options), by (y) the aggregate amount of Closing Merger Consideration payable pursuant to Section 2.7(d) and Section 2.7(f) hereof in respect of the shares of Company Capital Stock owned by all Company Stockholders as of immediately prior to the Effective Time and in respect of unexercised Company Options owned by all Company Optionholders as of immediately prior to the Effective Time (without giving effect to any reduction in any such payment with respect to the exercise price of any such Company Options).

(www) “Product Liability” shall mean any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company Products (whether for clinical trial purposes, commercial use or otherwise).

(xxx) “Reciprocal Confidentiality Agreement” shall mean the Term Sheet dated as of July 28, 2006 between the Company and Parent and the Mutual Nondisclosure Agreement dated June 9, 2006 between the Company and Parent.

(yyy) “Reference Market Value” with respect to Parent Common Stock issued as Closing Merger Consideration, shall mean the average closing sale price of a share of Parent Common Stock on the Nasdaq Global Market for the ten (10) consecutive trading day period ending on the Closing Date, and with respect to Parent Common Stock issued as Deferred Merger Consideration, shall mean the average closing sale price of a share of Parent Common Stock on the Nasdaq Global Market for the ten (10) consecutive trading day period ending three (3) Business Days prior to the date on which the Parent Common Stock is being issued as Deferred Merger Consideration.

(zzz) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name applications and registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

(aaaa) “Related Agreements” shall mean (i) the Reciprocal Confidentiality Agreement, (ii) the Non-Competition Agreements, (iii) the 280G Waivers, (iv) the Terminating Employee Releases, and (v) all other agreements, instruments and certificates entered into by the Company or any of the Company Stockholders in connection with the transactions contemplated herein.

(bbbb) “Restricted Shares” shall mean shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.

(cccc) “SEC” shall mean the United States Securities and Exchange Commission.

(dddd) “Second Milestone Period” shall mean the period beginning on the first day of the twenty fifth (25th) full calendar month following the date of this Agreement and ending on the last day of the thirty sixth (36th) full calendar month following the date of this Agreement.

(eeee) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ffff) “Series A Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series A Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series A Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(gggg) “Series A Preferred Preference Per Share” shall mean an amount equal to $1.00, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(hhhh) “Series A-1 Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series A-1 Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series A-1 Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(iiii) “Series A-1 Preferred Preference Per Share” shall mean an amount equal to $1.50, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(jjjj) “Series B-1 Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series B-1 Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series B-1 Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(kkkk) “Series B-1 Preferred Preference Per Share” shall mean an amount equal to $11.00, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(llll) “Series B-2 Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series B-2 Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series B-2 Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(mmmm) “Series B-2 Preferred Preference Per Share” shall mean an amount equal to $10.34, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(nnnn) “Series C Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series C Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series C Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(oooo) “Series C Preferred Preference Per Share” shall mean an amount equal to $3.1221, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(pppp) “Series D Preferred Preference” shall mean that amount obtained by multiplying (x) the aggregate number of shares of Series D Preferred Shares issued and outstanding immediately prior to the Effective Time (after giving effect to any conversion to Company Common Stock occurring immediately prior to the Effective Time), by (y) the Series D Preferred Preference Per Share, rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up).

(qqqq) “Series D Preferred Preference Per Share” shall mean an amount equal to $3.7278, plus the per share amount of any declared and unpaid dividends payable in respect thereof.

(rrrr) “SSA” shall mean the federal Social Security Act, as amended.

(ssss) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(tttt) “Total Outstanding Common Shares” shall mean the sum of (x) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (y) the aggregate number of shares of Company Common Stock that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock, less (z) the number of shares of Company Common Stock that are issuable upon conversion of Company Preferred Stock for which any Preferred Preference Amount is being paid.

(uuuu) “Total Outstanding Shares” shall mean the sum of (x) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Company Common Stock basis, and (y) the aggregate number of shares of Company Capital Stock that are issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock.

(vvvv) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Defined Term	Section
280G Waiver	Recitals
401(k) Plan	7.13
Accountant	2.10(e)(ii)
Affiliates Legend	2.16(b)
Agent Indemnification Expenses	9.7(d)(vii)
Agent Interpleader Expenses	9.7(d)(vi)
Agreement	Preamble
Alternate Transaction	6.4(a)
Applicable Expiration Date	9.1(a)
Appraiser	2.10(e)(ii)
Balance Sheet Date	3.7
California Permit	7.12
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Charter Documents	3.1(a)
Claim Certificate	9.5(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Authorizations	3.21
Company Stock Certificates	2.9(b)(iii)
Conflict	3.5
Consents	3.6
Current Balance Sheet	3.7
Customer Information	3.14(f)
Deferred Merger Consideration	2.10(a)(ii)(2)

Defined Term	Section
Deferred Merger Consideration Notice	2.10(e)(i)
Delaware Law	2.1
Director and Officer Resignation Letter	7.8(b)
Disclosure Schedule	Article III
Dispute Notice	2.10(e)(i)
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
Domain Names	1.1(bbb)
Effective Time	2.3
Escrow Expenses	9.7(e)
Escrow Fund	9.7(a)
Escrow Period	9.7(b)
Excess Third Party Expenses	7.14
Exchange Documents	2.9(b)(iii)
Expiration Date	9.1(a)
FCPA	3.29
Financials	3.7
FIRPTA Compliance Certificate	7.17
First Milestone Amount	2.10(a)(i)(1)
Form S-3 Registration Statement	7.11(c)
Governmental Entity	3.6
Health Care Laws	3.18
Indemnified Parties	9.2(a)
Indemnified Party	9.2(a)
Information Statement	7.1(a)
Intellectual Property Contracts	1(a)(iii)
Interim Financials	3.7
Key Employee Offer Letters	Recitals
Lease Agreements	3.14(b)
Leased Real Property	3.14(a)
Letter of Transmittal	2.9(b)(i)
Loss	9.2(a)
Losses	9.2(a)
Material Contract	3.17(a)
Material Contracts	3.17(a)
Merger	Recitals
Milestone Payment Date	2.10(a)(i)
Non-Competition Agreements	Recitals
Objection Notice	9.5(b)
Offer Letter	7.9(a)
Parent	Preamble
Parent 10-K	4.6
Parent Balance Sheet	5.6(b)
Parent Financials	5.6(b)
Parent Preferred Stock	5.5(a)
Parent SEC Reports	5.6(a)
Parent Stock Plans	5.5(a)
Patents	1.1(bbb)
Permit Application	7.12

Defined Term	Section
Principal Stockholder	Preamble
Principal Stockholders	Preamble
Required Stockholder Approval	Recitals
Returns	3.12(b)(i)
Right of Setoff	2.10(g)
RoHS Directive	1.1(jj)
Second Milestone Amount	2.10(a)(ii)(1)
Second Milestone Period Incremental Sales	2.10(a)(ii)(1)
Specified Representations	9.1(a)
Spreadsheet	7.15
Statement of Expenses	7.14
Stockholder Certificate	7.11(a)
Stockholder Written Consent	Recitals
Stockholder Written Consents	Recitals
Superior Transaction	6.4(d)
Surviving Corporation	2.1
Tax	3.12(a)
Taxes	3.12(a)
Terminated Agreements	7.7(b)
Third Party Claim	9.6(a)
Third Party Expenses	7.14
Trademarks	1.1(bbb)
Unresolved Claims	9.7(b)
URLs	1.1(bbb)
WEEE Directive	1.1(jj)
Year-End Financials	3.7

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Kerberos Proximal Solutions, Inc.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Sub Common Stock. Each share of Common Stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock of the Company as the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b) Parent-Owned or Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8 hereof.

(d) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the following consideration:

(i) each outstanding share of Company Series D Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series D Preferred Preference Per Share;

(ii) each outstanding share of Company Series C Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series C Preferred Preference Per Share;

(iii) each outstanding share of Company Series B-2 Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series B-2 Preferred Preference Per Share;

(iv) each outstanding share of Company Series B-1 Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series B-1 Preferred Preference Per Share;

(v) each outstanding share of Company Series A-1 Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series A-1 Preferred Preference Per Share;

(vi) each outstanding share of Company Series A Preferred Stock shall be converted automatically into the right to receive an amount (without interest) equal to the Series A Preferred Preference Per Share; and

(vii) each outstanding share of Company Common Stock will be converted automatically into the right to receive an amount (without interest) equal to the Per Share Residual Amount.

For purposes of calculating the amount of Merger Consideration payable to each Company Stockholder pursuant to this Section 2.7(d), all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis and rounded up to the nearest whole cent.

(e) Cash and/or Parent Common Stock. Subject to Section 2.17, and except as set forth in Section 2.7(f), 50% of the Closing Merger Consideration shall consist of cash and 50% of the Closing Merger Consideration shall consist of shares of Parent Common Stock; provided, however that if the Reference Market Value is less than 85% of the average closing sale price of a share of Parent Common Stock on the Nasdaq Global Market for the ten (10) consecutive trading day period ending on the date of this Agreement, then Parent may, at its sole discretion, pay a greater proportion (or all) of the Closing Merger Consideration to be distributed in cash. Subject to Section 2.17, all or any portion of the Deferred Merger Consideration payable hereunder may be satisfied by the issuance of cash and/or Parent Common Stock in such amounts as Parent shall determine in its sole discretion. Issuance of Parent Common Stock as Merger Consideration shall be based upon the applicable Reference Market Value, with any fraction of a share of Parent Common Stock being treated as provided in Section 2.17(a).

(f) Treatment of Company Options.

(i) Company Options. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, the vesting of each Company Option that is outstanding, unexercised and unexpired, shall be accelerated in full so that each such Company Option is fully vested and exercisable. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Company Option (taking into account the vesting acceleration provided above) outstanding immediately prior to the Effective Time shall terminate and be cancelled and will be converted into the right to receive for each share of Company Common Stock that would be obtainable upon exercise of the Company Option as of immediately prior to Effective Time an amount equal to the positive result of (1) the Per Share Residual Amount, minus (2) the exercise price required to be paid to acquire the corresponding share of Company Common Stock (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). As soon as practicable (and in no event more than five (5) calendar days) following the Effective Time, provided a Company Optionholder has surrendered Exchange Documents, duly completed and validly executed in accordance with the instructions theretoto, Parent shall pay in cash to such Company Optionholder the Closing Merger Consideration (if any) required to be paid to such Company Optionholder pursuant to this Section 2.7(f)(i) less (a) the Pro Rata Portion of the Escrow Amount attributable to such shares of the Company Capital Stock subject to such Company Option contributed to the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a) hereof and (b) applicable Taxes required to be withheld with respect to such payments; provided, however, that the payments otherwise payable to the individuals set forth on Schedule 2.7(f)(i) will be held by Parent and paid to such individuals on January 15, 2007.

(ii) Further Actions. Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options describing the treatment of such Company Options in accordance with this Section 2.7(f).

(g) Treatment of Company Warrants. The Company shall take any actions necessary to cause the Company Warrants to be exercised and terminated as of the Effective Time.

(h) Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8 Appraisal Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by an Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7 hereof, but in lieu thereof, such Company Stockholder shall be entitled to such appraisal rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 2.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7 hereof, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.9 hereof.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article IX hereof the amount of such Dissenting Share Payments.

2.9 Closing Payment Procedures.

(a) Escrow Amount Deposit. At the Effective Time, Parent shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount. Parent shall be deemed to have contributed with the Escrow Agent, on behalf of each Company Stockholder and Company Optionholder, each such Company Stockholder’s and Company Optionholder’s Pro Rata Portion of the Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up).

(b) Closing Payments.

(i) The Company shall mail a letter of transmittal in Parent’s or its agent’s standard form (the “Letter of Transmittal”) as part of the Information Statement (as defined in Section 7.1(a) hereof) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet.

(ii) At the Closing, Parent shall deliver to its agent an amount of cash and/or Parent Common Stock equal to the Closing Merger Consideration minus the Escrow Amount. Any interest accrued on the Closing Merger Consideration shall belong to Parent.

(iii) Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal and any other instruments that Parent or its agent may reasonably require (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor, that portion of the Closing Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 hereof, less the Pro Rata Portion of the Escrow Amount attributable to such shares of Company Capital Stock contributed to the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a) hereof. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 hereof.

2.10 Additional Merger Consideration.

(a) Deferred Payments. Subject to Section 2.10(g) and Section 9.2, in addition to the Closing Merger Consideration, there shall be payable with respect to each share of Company Common Stock and each Company Option issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7(b) and Section 2.8), the following amounts:

(i) an amount, payable no later than forty five (45) days following the final day of the fiscal quarter in which the final day of the First Milestone Period occurs (such date, a “Milestone Payment Date”), equal to the quotient obtained by dividing:

(1) the sum of (x) two and one half (2 1/2) times the total Net Sales Amount for the First Milestone Period, minus (y) Thirty Three Million Dollars ($33,000,000), provided, however, in no event shall such sum be less than zero (the “First Milestone Amount”), by

(2) Total Outstanding Common Shares; and

(ii) an amount, payable no later than forty five (45) days following the final day of the fiscal quarter in which the final day of the Second Milestone Period occurs (such date, also a “Milestone Payment Date”), equal to the quotient obtained by dividing:

(1) the lesser of (x) two and one half (2 1/2) times the difference between (i) the total Net Sales Amount for the Second Milestone Period, minus (ii) the total Net Sales Amount for the First Milestone Period, provided, however, in no event shall such sum be less than zero (such sum, the “Second Milestone Period Incremental Sales”), and (y) the sum of (i) two and one half (2 1/2) times the total Net Sales Amount for the First Milestone Period, plus (ii) two and one half (2 1/2) times the Second Milestone Period Incremental Sales, minus (iii) Thirty Three Million Dollars ($33,000,000), provided, however, in no event shall such sum be less than zero (the “Second Milestone Amount”), by

(2) Total Outstanding Common Shares.

Notwithstanding any of the foregoing, in no event shall the sum of the First Milestone Amount and the Second Milestone Amount (in sum, the “Deferred Merger Consideration”) exceed One Hundred and Seventeen Million Dollars ($117,000,000). At the time of delivery of the Deferred Merger Consideration Notice to the Securityholder Representatives, Parent shall provide to the Securityholder Representatives a written statement electing, in its sole discretion, to pay the Deferred Merger Consideration, if any, either in cash and/or shares of Parent Common Stock. Payments of the Deferred Merger Consideration, if any, to the holders of Company Options shall be less any applicable Taxes required to be withheld and shall be made no later than five (5) years after the Effective Time in accordance with Proposed Regulation 1.409A-3(g)(5)(iv).

(b) Monthly Sales Report. As soon as practicable, but in no event later than fifteen (15) days following the one-year anniversary of this Agreement and for every quarter thereafter until and including the last quarter of the Second Milestone Period, Parent shall provide the Securityholder Representatives with a detailed sales report for the previous month showing the number of Milestone Company Products sold, the number of Bundled Products sold, the price at which such Milestone Company Product and Bundled Product sold, the details necessary to calculate the portion of each Bundled Product sold that is attributable to the Milestone Company Products, including the Net Sales Amount, the number of Milestone Company Products or Bundled Products shipped and the number of Milestone Company Products or Bundled Products returned and the Per Unit Average Selling Price of Milestone Company Products sold within the sales regions of Bundled Products sold.

(c) Obligations of Parent. Commencing on the Effective Time and ending upon the final day of the Second Milestone Period, (i) Parent shall use commercially reasonable efforts to market, promote, sell and distribute the Milestone Company Products; and (ii) Parent shall not, and shall not permit or cause any Subsidiary, to directly or indirectly to (A) shift the sales of any Milestone Company Product from one period to another or otherwise manipulate the sales of any Milestone Company Product in a manner that adversely affects the calculation of Net Sales Amount; or (B) advance or delay the recognition of costs or revenue except in accordance with GAAP.

(d) Inspection Rights. During each of the First Milestone Period and the Second Milestone Period, Parent shall, and shall afford the Securityholder Representatives, together with any advisors that may be retained from time to time by the Securityholder Representatives and that are reasonably acceptable to Parent, reasonable access on four (4) occasions to the books and records (including financial, operating and other data and information) related to, and financial personnel of Parent that have knowledge of, the manufacturing, marketing and sale of the Milestone Company Products to enable the Securityholder Representatives to monitor the Net Sales Amount relating to sales of the Milestone Company Product that have occurred since the time of the last exercise of such inspection right. Such meetings with personnel of Parent shall be scheduled and held within thirty (30) days of the date that a request for a meeting is given, in writing, by the Securityholder Representatives, and Parent shall provide all material information in the possession of Parent and its Subsidiaries relating to the sales of Milestone Company Product that is reasonably requested by the Securityholder Representatives.

(e) Dispute Resolution.

(i) Dispute Notice and Resolution. No later than fifteen (15) days prior to each Milestone Payment Date, Parent shall deliver to the Securityholder Representatives notice setting forth the amount of the Deferred Merger Consideration to be paid on the upcoming Milestone Payment Date (the “Deferred Merger Consideration Notice”). In the event that the Securityholder Representatives do not agree with the amount of the Deferred Merger Consideration set forth on the Deferred Merger Consideration Notice, the Securityholder Representatives shall be entitled, within the fifteen (15) day period following receipt of the Deferred Merger Consideration Notice (the “Dispute Period”), to give Parent written notice (a “Dispute Notice”), of such disagreement. In the event that the Securityholder Representatives deliver a Dispute Notice within the Dispute Period, the Securityholder Representatives and Parent shall for a period of not more than ten (10) days after delivery of the Dispute Notice attempt in good faith to resolve the dispute and mutually determine any adjustments to the Deferred Merger Consideration. Parent shall provide the Securityholder Representatives with such information as is reasonably necessary and appropriate in attempting to resolve the dispute.

(ii) Arbitration of Disputes. In the event that no agreement can be reached by the Securityholder Representatives and Parent as to the amount of the Deferred Merger Consideration within ten (10) days after delivery of a Dispute Notice, then either party shall have the right to submit the dispute to arbitration by the San Francisco office of one (1) of the following entities or their respective successors or such other accountants, in any case, as the Company and Parent may mutually agree: Deloitte & Touche LLP, KPMG, Ernst & Young LLP, or any successor entity to the foregoing (any of the foregoing, an “Accountant” and such Accountant selected to resolves the dispute, the “Appraiser”). If the Company and Parent cannot so mutually agree on the Appraiser, then one (1) Accountant selected by Parent and another one (1) Accountant selected by the Company shall together select the Appraiser, so long as the Appraiser is not the principal regularly-engaged outside accountant to Parent or the Company or the auditor that may have assisted the Securityholder Representatives in any inspection conducted pursuant to Section 2.10(d) above. The Appraiser shall determine the final amount of the Deferred Merger Consideration within ninety (90) days after the date of such Appraiser’s engagement. The

Appraiser shall be provided with such information and records, which may include on-site access, relating to such dispute as it may reasonably request. The fees and expenses of the Appraiser shall be paid by the Securityholder Representatives, provided, that if the final amount of the Deferred Merger Consideration determined by the Appraiser in the examination conducted pursuant to this Section 2.10 is more than five percent (5%) greater than the amount of the Deferred Merger Consideration set forth in the Deferred Merger Consideration Notice, Parent shall pay all of the fees and expenses of the Appraiser and all other reasonable out-of-pocket costs and expenses actually incurred by the Securityholder Representatives in connection with this Section 2.10.

(f) Certain Limitations. The parties understand and agree that the Deferred Merger Consideration payable under this Section 2.10 is an integral part of the Merger Consideration, the rights to receive such amount will not be represented by any form of certificate, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, no holder of Company Capital Stock will have rights as a stockholder of the Surviving Corporation or Parent as a result of its right to receive the Deferred Merger Consideration, and no interest is payable with respect to the Deferred Merger Consideration.

(g) Right of Setoff. Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to pay the Deferred Merger Consideration shall be qualified in its entirety by (i) the right of the Indemnified Parties under Section 9.2(a) to set off against (i.e., reduce) the amount of the Deferred Merger Consideration the amount of any Losses incurred or suffered, or reasonably likely to be incurred or suffered, by any such Indemnified Party, to the extent that such Losses would otherwise be subject to indemnification under Section 9.2, including after application of the limitations set forth therein (the “Right of Setoff”), and (ii) the right of Parent on behalf of the Securityholder Representatives to set off against (i.e. reduce) the amount of the Deferred Merger Consideration the amount of the Securityholder Representative Expenses (also, the “Right of Setoff”). In the event that Parent sets off the amount of the Deferred Merger Consideration by the amount of any Losses that have not been, at the time the Deferred Merger Consideration is made, incurred by Parent, and it is finally determined that such Losses will not be incurred by Parent, then Parent shall pay as soon as commercially practicable, but in any event within thirty (30) days following such determination, such amounts to the holders of Company Capital Stock and Company Options in the form of an additional Deferred Merger Consideration that is otherwise paid in accordance with the terms of this Agreement applicable to the Deferred Merger Consideration. All such offsets against the Deferred Merger Consideration shall be made on a pro rata basis from all holders of Company Common Stock and Company Optionholders in the same proportions in which they would otherwise be entitled to receive the Deferred Merger Consideration.

(h) Bundled Products.

(i) Whenever any Milestone Company Product is sold as part of a Bundled Product and all products in such Bundled Product are sold on a “stand-alone” basis within the particular sales region of such sale, the “Net Sales Amount” for such Milestone Company Product resulting from such sale of such Bundled Product shall be (i) the Net Sales reported by Parent for such Bundled Product, multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such Milestone Company Product sold within such sales region and the denominator of which is the sum of (x) such numerator, and (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product that are not Milestone Company Products.

(ii) Whenever any Milestone Company Product is sold as part of a Bundled Product and such Milestone Company Product is sold on a “stand-alone” basis within the particular sales region of such sale, and any of the other products included in such Bundled Product are not sold on a “stand-alone” basis within such sales region, the “Net Sales Amount” for such Milestone Company

Product resulting from such sale of such Bundled Product shall be the product of (i) the Net Sales reported by Parent for such Bundled Product, multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such Milestone Company Product sold within such sales region, and the denominator of which is the sum of (x) the numerator, (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product that are not Milestone Company Products that are sold on a “stand-alone” basis within such sales region, and (z) the fair market prices that Parent would have charged within such sales region to an unrelated purchaser, on a “stand-alone” basis, for all of the other products included in such Bundled Product that are not Milestone Company Products and that are not sold on a “stand-alone” basis within such sales region.

2.11 No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.13 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.14 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7 hereof; provided, however, that Parent or its agent shall as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to deliver a bond of indemnity in such amount as it may reasonably direct against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.15 Additional Adjustments to Merger Consideration. The per share amounts of any Merger Consideration payable to holders of Company Capital Stock hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.16 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.17 Payment of Parent Common Stock.

(a) No Fractional Shares. No certificates or scrip representing a fractional share of Parent Common Stock issued pursuant to this Agreement shall be issued to the holders of Company Capital Stock. Fractional shares shall be rounded down to the amount of the nearest whole share and paid in cash.

(b) Legend. Any certificate issued to any holder of Company Capital Stock representing shares of Parent Common Stock shall be imprinted with the following legends (or the substantial equivalent thereof):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

In addition, any certificate representing shares of Parent Common Stock that is issued to an individual that may be considered an Affiliate of the Company under applicable law on or prior to the second anniversary of the Closing Date shall bear the following legend (the “Affiliates Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (A) SUCH SALE, TRANSFER OR OTHER DISPOSITION IS EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) SUCH SALE, TRANSFER OR OTHER DISPOSITION IS MADE IN CONFORMITY WITH THE REQUIREMENTS OF RULE 145(D) OF THE SECURITIES ACT, AS EVIDENCED BY A BROKER’S LETTER IN FORM REASONABLY SATISFACTORY TO THE COMPANY, OR (C) COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE ADVISED THE COMPANY IN A WRITTEN OPINION REASONABLY SATISFACTORY TO THE

COMPANY THAT SUCH SALE, TRANSFER OR OTHER DISPOSITION WOULD BE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

In the event that any certificate representing shares of Parent Common Stock is imprinted with one or both of the foregoing legends (or similar legends), Parent shall cause such legends to be removed in connection with any resale of such shares of Parent Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act promptly after the receipt of request by a former holder of Company Capital Stock or his, her or its representative. Notwithstanding anything to the contrary herein, upon the effectiveness of the Form S-3 Registration Statement, Parent shall cause its counsel to issue an opinion letter covering all of the shares registered on the Form S-3 Registration Statement to Parent’s transfer agent instructing such transfer agent to remove the legends when requested by any broker or the holder of such shares, provided that the broker or holder (i) represents that the sale of the shares was made in compliance with the Securities Act and (ii) has otherwise complied with the requirements set forth in the legends, subject to such counsel’s right under all circumstances to withdraw such opinion letter with respect to any individual then subject to a blackout period under Parent’s insider trading plan or Section 7.11. In addition, in the event that any holder of a certificate representing shares of Parent Common Stock that is imprinted with the Affiliates Legend enters into an agreement, in form and substance reasonably satisfactory to the Parent, pursuant to which such holder shall (x) acknowledge the restrictions on the resale of shares of Parent Common Stock received in the Merger imposed by the Securities Act, and the applicability of Rule 145 (and by incorporation therein, Rule 144) to such resales, and (y) agree to indemnify and hold Parent harmless from any violations of the Securities Act by such holder and its agents and Affiliates in connection with the resale of such shares of Parent Common Stock, Parent shall cause such certificate to be reissued without such legend.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers, which exceptions shall qualify (1) the representation or warranty in such numbered section, subsection, paragraph and subparagraph and (2) the representations or warranties in such other numbered section, subsection, paragraph and subparagraph to the extent that it is readily apparent on the face of such disclosure to a reader unfamiliar with the Company’s business that such disclosure applies to the representations or warranties in such other section, subsection, paragraph and subparagraph) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time (other than the representations and warranties as of a specified date, which shall be true and correct as of such date), as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in California and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualifications necessary. The Company has delivered or made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 1,636,206 shares are issued and outstanding as of the date hereof, 1,414,255 shares of Company Series A Preferred Stock, all shares of which are issued and outstanding as of the date hereof, 332,085 shares of Company Series A-1 Preferred Stock, all shares of which are issued and outstanding as of the date hereof, 363,736 shares of Company Series B-1 Preferred Stock, all shares of which are issued and outstanding as of the date hereof, 290,215 shares of Company Series B-2 Preferred Stock, all shares of which are issued and outstanding as of the date hereof, 3,700,000 shares of Company Series C Preferred Stock, of which 3,523,270 shares are issued and outstanding as of the date hereof, and 1,207,416 shares of Company Series D Preferred Stock, all shares of which are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. The Company Capital Stock is held as of the date hereof by the persons in the amounts set forth in Section 3.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and to the Knowledge of the Company, were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.2.

(c) There are no Restricted Shares issued and outstanding.

(d) Except for the Plan and except as set forth in subsection (f) below, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 2,809,500 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 2,239,427 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 175,077 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 394,996 shares remain available for future grant. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, as of the date hereof, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such option is early exercisable. The terms of the Plan and the applicable agreements for each Company Option permit the treatment of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent. As of the date hereof, all holders of Company Options are current employees of the Company.

(e) There are no outstanding loans made by the Company to any Company Stockholder.

(f) As of the date hereof, an aggregate of 47,500 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. As of the date hereof, an aggregate of 83,276 shares of Company Series C Preferred Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(g) The payment of the aggregate amount of One Million Dollars ($1,000,000) pursuant to the Executive Transaction Retention Plan has been duly approved by the Board of Directors of the Company.

3.3 Subsidiaries. The Company does not own any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person. The Company does not have, and has never had, any Subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the Required Stockholder Approval, which shall occur within thirty (30) minutes after the execution of this Agreement. The vote required to approve this Agreement by the Company Stockholders is set forth in Section 3.4 of the Disclosure Schedule. The Board of Directors of the Company has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved the Agreement and the Merger. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of (or giving rise to) any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) assuming that all consents, waivers and approvals set forth on Section 3.5 of the Disclosure Schedule are obtained prior to the Effective Time, any Contract to which the Company is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time.

3.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing (together, the “Consents”) with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) such Consents which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such Consent.

3.7 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2005 (the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and stockholders’ equity for the 12 month period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of July 31, 2006, and the related unaudited consolidated statements of income, cash flow and stockholders’

equity for the seven months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which will not be material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.”

3.8 Internal Controls. The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any claim or allegation regarding any of the foregoing.

3.9 No Undisclosed Liabilities. The Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, or (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect.

3.10 No Changes. Since June 30, 2006, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article VI hereof, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents;

(c) expenditure, transaction or commitment exceeding $25,000 individually or $50,000 in the aggregate;

(d) payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions of liabilities reflected or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(f) employment-related claims raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging unfair labor practices, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than as required by GAAP;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k) (i) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers or directors, (ii) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its employees or consultants, other than periodic increases in salary in the ordinary course of business consistent with past practice, or (iii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its respective officers, directors, employees or consultants with the exception of any such declarations, payments, commitments, or obligations arising under the terms of any agreements, arrangements, plans, or programs disclosed in the Disclosure Schedule;

(l) Material Contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Material Contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of their assets are bound;

(m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, except in the ordinary course of business consistent with past practice;

(n) loan by the Company to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(p) waiver or release of any right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company other than the write-off of uncollectible accounts receivables as required by GAAP;

(q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets;

(r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company-Owned Intellectual Property owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property;

(s) issuance, grant, delivery, sale or purchase of, or proposal, Contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plan;

(t) (i) sale, lease, license or transfer of any Company-Owned Intellectual Property or execution, modification or amendment of any agreement with respect to Company-Owned Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company, other than, with respect to subsections (i) and (ii) above, for non-exclusive end-user licenses in the ordinary course of business consistent with past practices;

(u) agreement or modification to any Contract pursuant to which any other party is or was granted exclusive marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Company-Owned Intellectual Property

(v) a Company Material Adverse Effect;

(w) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;

(x) acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company Business;

(y) grant by the Company of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

(z) adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(aa) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repricing of options granted under any employee, consultant, director or other stock plans or authorization of cash payments in exchange for any options granted under any of such plans;

(bb) execution or amendment of any Employee Agreement (other than execution of the Company standard at-will offer letter);

(cc) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company;

(dd) hiring, promotion, demotion or termination of the employment of any employees;

(ee) alteration of any interest of the Company in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(ff) cancellation, amendment or renewal of any insurance policy of the Company;

(gg) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $25,000 individually or $50,000 in the aggregate; or

(hh) agreement by the Company, or any representative on behalf of the Company, to do any of the things described in the preceding clauses (a) through (gg) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.11 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable, whether billed or unbilled, of the Company as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

3.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, and local taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company has (a) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements, elections, forms, and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns.

(ii) The Company has paid or withheld with respect to its employees, stockholders and other third parties and from any related Person, all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act Taxes, Federal Unemployment Tax Act Taxes and other Taxes required to be paid or withheld, and have timely paid such Taxes over to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(v) The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) None of the Company’s assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any person (other than Company), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s Tax books and records.

(xi) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, in writing by any Tax authority to the Company or any representative thereof.

(xiii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiv) The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xv) The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(xvi) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount.

(xvii) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, or (iii) Section 384 of the Code.

(xviii) The Company has provided to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

3.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise materially limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Company-Owned Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder.

(b) The Company has provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. There is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property nor would it owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, and to the Company’s Knowledge, the Leased Real Property is free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties. The Leased Real Property is suitable for conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. To the Company’s Knowledge, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Entity which could require the Company, as a tenant of any Leased Real Property, to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) The equipment owned or leased by the Company (i) are adequate for the conduct of the Company Business as currently conducted and as currently contemplated to be conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). To the Company’s Knowledge, no person other than the Company possesses any claims or rights with respect to use of the Customer Information.

3.15 Intellectual Property.

(a) Company Business Intellectual Property.

(i) Company Products. Section 3.15(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Products.

(ii) Registered Intellectual Property. Section 3.15(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property, any proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Company Registered Intellectual Property, and any actions that must be taken within 150 days after the Effective Time for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(iii) Intellectual Property Contracts. Section 3.15(a)(iii) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party (1) with respect to Company-Owned Intellectual Property licensed to any third party, or (2) pursuant to which a third party has licensed any Intellectual Property to the Company (“Intellectual Property Contracts”). The form of Employee Proprietary Information Agreement and the form of Consultant Proprietary Information Agreement are included in Schedule 3.15(a)(iii).

(iv) Intellectual Property Indemnities. Section 3.15(a)(iv) of the Disclosure Schedule contains a complete and accurate list of all Contracts whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property Rights.

(b) Validity. Each item of Company Registered Intellectual Property is subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. The Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Company. To the Company’s Knowledge, none of the Company Registered Intellectual Property is invalid or unenforceable, nor has the Company any Knowledge of any circumstances that would materially affect any pending application for any Company Registered Intellectual Property, and the Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(c) Ownership.

(i) No Company Business Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company, or which may materially affect the validity, use or enforceability of such Company Business Intellectual Property or Company Product.

(ii) All Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any person.

(iii) The Company owns, and has good and exclusive title to, each item of Company-Owned Intellectual Property free and clear of any lien or encumbrance (other than the licenses described in this section). Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks that are used to designate the source or origin of the Company Products; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Product; and (iii) to the extent that any U.S. Patents would be infringed by the manufacture, use, sale or import of any Company Products, the Company is the exclusive owner of such U.S. Patents, or has secured appropriate rights from the owner through license or other agreement to make, use, sell and import the Company Products.

(iv) To the Company’s Knowledge, no person other than the Company has ownership rights or license rights granted by the Company to improvements made by or for the Company in any Company Business Intellectual Property.

(v) Within the past year, the Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, Company Business Intellectual Property, to any other person, or (ii) permitted the Company’s rights in any Company-Owned Intellectual Property to lapse or enter the public domain, except to the extent such failure would not adversely affect Company.

(d) Non-Infringement.

(i) The operation of the Company Business as such business currently is conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation other of Company Products, does not, and will not, infringe any U.S. Patent or misappropriate any trade secrets of any third party or constitute unfair competition or trade practices under the laws of the United States. The Company has not received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

(ii) To the Company’s Knowledge, all Intellectual Property incorporated into or embodied in any Company Product was developed by (1) employees of the Company acting within the scope of their employment and/or (2) by third parties who have licensed to the Company or validly and irrevocably assigned such rights, including Intellectual Property rights therein, to the Company as necessary for the operation of the Company Business. To the extent any such Intellectual Property relates to Company Registered Intellectual Property, the Company has recorded each such assignment with the relevant Governmental Entity.

(e) Intellectual Property Contracts.

(i) All Intellectual Property Contracts are in full force and effect.

(ii) The Company is not in material breach of any of the Intellectual Property Contracts, and, to the Company’s Knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder.

(iii) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Following the Effective Time, Parent will be permitted to exercise all of the Company’s rights under all Intellectual Property Contracts, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

(iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) Parent granting to any third party any right in any Intellectual Property, (ii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing.

(f) Sufficiency of Intellectual Property Rights. The Company-Owned Intellectual Property used in or necessary to conduct the business of the Company, along with the Intellectual Property rights of Company under the Intellectual Property Contracts, constitute all the Intellectual Property sufficient to operate the Company Business as such business is currently conducted.

(g) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Business Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who contributed to, the creation or development of any Company-Owned Intellectual Property, was obligated to assign the employee’s, consultant’s, or independent contractor’s rights in the aforementioned Company-Owned Intellectual Property to a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(h) Third-Party Infringement. To the Knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any Company-Owned Intellectual Property, and no person has infringed or misappropriated, or is infringing or misappropriating, any Company Business Intellectual Property in a manner that would adversely affect Company in the United States.

(i) Trade Secret Protection. The Company has taken reasonable steps to protect the rights of the Company in the Company’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality, and, without limiting the foregoing, the Company has required each employee and contractor to execute the form of Employee Proprietary Information Agreement and / or the form of Consultant Proprietary Information Agreement in the forms set forth on Schedule 3.15(a)(iii) hereof and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so has not had and would not reasonably be expected have a Company Material Adverse Effect.

3.16 Product Liability Claims. All of the Company Products that the Company has manufactured, distributed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold. The Company has never incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, and, to the Knowledge of the Company, no basis for any such claim exists. The Company does not have any liability or obligation with respect to any Product Liability relative to the Company Business, whether or not heretofore asserted, or product recalls related to the Company Products manufactured, distributed or sold at or prior to the Closing. Schedule 3.16 also sets forth true, correct and complete list of all complaint, warranty claim and defective product claims related to the Company Business in the three (3) years prior to the date hereof.

3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any Employee Agreement,

(ii) any Contract with an individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus, severance or termination pay (in cash or otherwise) to any individual consultant, contractor, or salesperson, or any consulting or sales agreement, Contract, or commitment with a firm or other organization, except in all instances those which can be terminated by Company without penalty with not more than thirty (30) days advance notice;

(iii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any fidelity or surety bond or completion bond;

(v) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(vi) any agreement of indemnification or guaranty other than as set forth in agreements made on the Company’s standard form of agreements which have been made available or provided to Parent;

(vii) any Contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(viii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company Business;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, except account balances under Company credit cards incurred in the ordinary course of business consistent with past practice;

(x) any purchase order or Contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;

(xi) any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or other agreement for use or distribution of the products, technology or services of the Company;

(xiv) any nondisclosure, confidentiality or similar agreement, other than those entered into with any employee, consultant, actual or prospective customer or vendor in the ordinary course of business consistent with past practices;

(xv) any other Contract or commitment that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within 30 days;

(xvi) any Contract limiting the freedom of the Company to engage in any line of business or to compete or to develop or to distribute or to sell;

(xvii) any Contract relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property (other than inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses); or

(xviii) any Contract that is otherwise material to the Company.

(b) Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, enforceable against each of the parties thereto in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. True and complete copies of each Material Contract (whether or not disclosed in the Disclosure Schedule) have been delivered or made available to Parent.

(c) The Company has fulfilled all material obligations required to have been performed by the Company pursuant to each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is bound.

(d) There are no, and the Company has no Knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject.

(e) The Material Contracts to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject which constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company sublicense to their customers are fully sublicenseable without any further payment to any Person, except as identified in Section 3.17(e) of the Disclosure Schedule. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the Company Business or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof.

(f) The Company has not granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or to provide the services or proposed services of the Company Business.

(g) All outstanding indebtedness of the Company may be prepaid without penalty.

3.18 Compliance With Health Care Laws. The Company and each of its Affiliates is, and at all times has been, in material compliance with all relevant federal and other health care Laws applicable to the Company and the Company Products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Laws prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Company and the Company Products (collectively, “Health Care Laws”), except for failures of compliance that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect, and no change in the current conduct of the Company, or its internal procedures or processes, is required in order to so comply.

3.19 FDA Compliance.

(a) The Company has obtained each federal, state, county, local or non-U.S. Permit (including 510(K), PMA and other Permits or an exemption therefrom that may be required by the FDA or any other Governmental Entity engaged in the regulation of the Company Products, the Company Business, and the Company’s manufacturing and other quality systems) that is required for or has been applied for in operating the Company Business in any location in which it is currently operated and all of such Permits are in full force and effect. Section 3.19(a) of the Disclosure Schedule lists all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to maintain Permits and manufacturing facility licenses and where failure to timely file would result in a Company Material Adverse Effect. The Company has not received any notice or written communication with respect to the Company Business from any Governmental Entity regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Law or material adverse change in any Permit, or any failure to materially comply with any applicable Law or any term or requirement of any Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit. No such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(b) The operation of the Company Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, is and at all times has been in material compliance with all applicable Laws, Permits, Governmental Entities and orders including those administered by the FDA for products sold in the United States. Schedule 3.19(b) sets forth the label for each of the Company Products. There is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of the Company Business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of the Company, or, to the Knowledge of the Company, by any third parties acting on their behalf. The Company has no Knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Company Business or the Company Products that if not complied with would reasonably be expected to result in a Company Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the Company Business and alleging or asserting noncompliance with any applicable Laws, Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. Except as set forth in Section 3.19(c) of the Disclosure Schedule, no vigilance report or medical device report with respect to the Company’s or the Company Products has been reported by the Company, and to the Knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to the Company Products or the Company Business.

(d) All studies, tests and preclinical and clinical trials in respect of the Company Business are being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Entity, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations, including the applicable requirements of the FDCA and its implementing regulations, including 21 C.F.R. Parts 50, 54, 56, 58, and 812. The Company has not received any notices, correspondence or other communication in respect of the Company Business from the FDA or any other Governmental Entity requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated, and to the Knowledge of the Company, neither the FDA nor any other Governmental Entity is considering such action. The Company has not received specific written notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated with respect to the Company Business or Company Products, which data was submitted to the Governmental Entity and which was necessary to obtain regulatory approval of a particular Company Product.

(e) The manufacture of Company Products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Laws including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States. The Company, and, to the Knowledge of the Company, any third party assembler, sterilizer or manufacturer of Company Products are in material compliance with all applicable Laws and certifications currently held by the Company’s governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties’ activities, including set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Laws.

(f) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company Business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company Business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company Business are pending or threatened against the Company or any of its officers, employees or agents, except for such debarments, claims, actions, proceedings or investigations that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Interested Party Transactions. No officer or director, or, to the Knowledge of the Company, any Company Stockholder (nor any members of their immediate family, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that are material to the Company and that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services that are material to the Company, or (c) any interest in, or is a party to, any Material Contract to which the Company is a party (other than employment agreements and any agreements for the purchase of any securities of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.20. To the Company’s Knowledge, there are no Contracts or commitments with regard to contribution or indemnification between or among any of the Company Stockholders.

3.21 Governmental Authorization. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.22 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its properties (tangible or intangible) or any of its officers or directors arising from their association with the Company. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of their officers or directors arising from their association with the Company by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.23 Minute Books. The minutes of the Company made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

3.24 Environmental Matters.

(a) Condition of Property. As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company to liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. To the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company or its agents.

(b) Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which would reasonably be expected to result in material liability to the Company.

(c) Permits. Section 3.24(c) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s Knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Leased Real Property.

(e) Environmental Liabilities. The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in any material liability on the Company. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(f) Reports and Records. The Company has delivered or made available to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments.

3.25 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 3.25 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.26 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.26(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan (other than any offer letter of at-will employment with no provision relating to bonus, severance or termination pay). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.26(a)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.26(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. Section 3.26(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(b) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, if applicable, (xii) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable.

(c) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, are not in material default or violation of, and the Company has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code in all material respects. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination letter as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or is entitled to rely on an advisory or opinion letter issued to the sponsor of the prototype document upon which such Company Employee Plan is based pursuant to applicable IRS pronouncements, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that could reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than for benefits accrued through the date of termination or amendment and reasonable and ordinary administrative expenses related thereto). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or material Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) with the exception of any health care flexible spending account subject to Sections 105 and 125 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by applicable Law.

(i) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, the Company has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142) in all material respects. The Company does not have unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or foreign law governing health care coverage or extension.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.26(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Section 409A. To the Knowledge of the Company, based on good faith interpretations of Section 409A of the Code and IRS guidance issued with respect thereto, Schedule 3.26(l) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(m) No Demutualization Payments. The Company has never received any payment in respect of the demutualization of the insurer of any Company Employee Plan.

(n) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative proceedings pending or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its employees relating to any Employee, involving any employment-related claims, any Employee Agreement or any Company Employee Plan. There are no pending or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ employees are terminable at the will of the Company and its ERISA Affiliates without liability to the Company or any ERISA Affiliate. Section 3.26(n) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or Merger Sub of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has any material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(o) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company has not incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in any liability or obligation under WARN or any similar state or local law.

(p) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company Business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company Business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

3.27 Insurance. Section 3.27 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, and the term. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.28 Compliance with Laws. The Company has complied in all material respects with each foreign, federal, state or local statute, law or regulation that is applicable to it or to the conduct of the business. The Company has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.29 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.30 Substantial Customers and Suppliers.

(a) Section 3.30(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company on the basis of revenue for the 12-month period ending on the Balance Sheet Date.

(b) Section 3.30(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased for the twelve (12) month period ending on the Balance Sheet Date.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such twelve (12) month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

3.31 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

3.32 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF

THE PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders, severally but not jointly, hereby additionally represents and warrants to Parent and Merger Sub, on the date hereof and as of the Effective Time, as though made at the Effective Time (other than the representations and warranties as of a specified date, which shall be true and correct as of such date), as follows:

4.1 Ownership of Company Capital Stock. Such Principal Stockholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s name in Section 3.2(a) of the Disclosure Schedule, except as otherwise noted in Section 3.2(a) of the Disclosure Schedule. Such Company Capital Stock owned by such Principal Stockholder is not subject to any Liens or to a right of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Capital Stock to any other Person. Such Principal Stockholder has the sole right to transfer such Company Capital Stock to Parent. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Capital Stock other than those set forth in Section 3.2. Upon the Effective Time, in exchange for the Merger Consideration paid pursuant to Article II hereof, Parent will receive good title to such Company Capital Stock, subject to no Liens retained, granted or permitted by such Principal Stockholder or the Company.

4.2 Absence of Claims by the Principal Stockholders. Such Principal Stockholder does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law.

4.3 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Principal Stockholder, threatened, against such Principal Stockholder, arising out of or relating to (a) such Principal Stockholder’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Principal Stockholder’s capacity as a Company Stockholder, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Principal Stockholder (or any of its Affiliates) to the Company (or any of its Affiliates), or (e) any other agreement between such Principal Stockholder (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity, nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

4.4 Authority. Such Principal Stockholder, if it is an entity, has all requisite power and authority or, if such Principal Stockholder is an individual, has capacity to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Stockholder, and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms.

4.5 No Conflict. The execution and delivery by such Principal Stockholder of this Agreement and any Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby will not Conflict with (a) any provision of the charter documents of such Principal Stockholder, (b) any material Contract to which such Principal Stockholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

4.6 Access to Information. Such Principal Stockholder has received copies of (a) Parent’s annual report on Form 10-K for the year ended December 31, 2005 (the “Parent 10-K”), (ii) each quarterly report on Form 10-Q filed by Parent subsequent to the Parent 10-K, (iii) the proxy statement filed in connection with Parent’s Annual Meeting of Stockholders held in 2006 and (iv) any reports on Form 8-K filed by Parent subsequent to the Parent 10-K. Such Principal Stockholder has heretofore discussed the plans, operations and financial condition with Parent’s officers and has heretofore received all such information as such Principal Stockholder has deemed necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Parent Common Stock, and such Principal Stockholder has received satisfactory and complete information concerning the business and financial condition of Parent in response to all inquiries in respect thereof.

4.7 Entirely for Own Account. The Parent Common Stock that may be received by such Principal Stockholder is being acquired for investment for such Principal Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Principal Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Principal Stockholder further represents that such Principal Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Common Stock.

4.8 Accredited Investor; Economic Risk. Such Principal Stockholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Such Principal Stockholder acknowledges that it is able to fend for itself, and has such Knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Parent Common Stock issuable pursuant to the terms of this Agreement. Such Principal Stockholder realizes that an investment in Parent Common Stock will be a speculative investment and involves a high degree of risk, and Principal Stockholder is able, without impairing his financial condition.

4.9 Restricted Securities. Such Principal Stockholder understands and acknowledges that:

(a) The issuance of the Parent Common Stock pursuant to this Agreement will not be registered under the Securities Act upon issuance, and such shares of Parent Common Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available (such as Rule 144 under the Securities Act).

(b) The share certificate representing the shares of Parent Common Stock issued pursuant to this Agreement will be stamped with the legends specified in Section 2.16 hereof.

4.10 Disposition under the Securities Act. Principal Stockholder understands that the Parent Common Stock issuable pursuant to this Agreement are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of issuance.

4.11 Interested Party Transactions. No Principal Stockholder (nor any members of its immediate family, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that are material to the Company and that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services that are material to the Company, or (c) any interest in, or is a party to, any Material Contract to which the Company is a party (other than employment agreements and any agreements for the purchase of any securities of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.11. To the Knowledge of the Principal Stockholder, there are no Contracts or commitments with regard to contribution or indemnification between or among any of the Company Stockholders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that, on the date hereof and as of the Effective Time, as though made at the Effective Time (other than the representations and warranties as of a specified date, which shall be true and correct as of such date), as follows:

5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has the corporate power to own its own properties and to carry on its business as currently conducted. Parent is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or operated) or the nature of its business make such qualifications necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Parent.

5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms.

5.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such Consents as may be required under applicable securities laws; (b) such Consents which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

5.4 No Conflict. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not Conflict with (a) any provision of the charter documents of Parent or Merger Sub, (b) any material Contract to which Parent or Merger Sub or any of their properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets, except in all instances for Conflicts that would not reasonably be expected to materially adversely affect the ability of Parent and Merger Sub to consummate the Merger.

5.5 Parent and Merger Sub Capital Structure.

(a) As of July 31, 2006, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock of Parent, par value $0.001 per share (the “Parent Preferred Stock”). As of July 31, 2006, there were: (A) 25,226,593 shares of Parent Common Stock issued and outstanding; (B) 862,275 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock option plans (such plans, the “Parent Stock Plans”); (C) 3,227,235 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; and (D) no shares of Parent Preferred Stock outstanding. Since July 31, 2006, there have been no changes in the issued capital stock of Parent except for issuance of shares of Parent Common Stock in accordance with the terms of Parent Stock Plans.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, 1,000 of which, as of the date of this Agreement, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub common stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(c) All Parent Common Stock which may be issued in connection with the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable. Parent has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery as Merger Consideration.

5.6 Exchange Act Reports; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2005, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date of this Agreement) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report that was filed prior to the date of this Agreement.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be permitted by the SEC on Form 10-K, 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dated thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Parent as of June 30, 2006 contained in Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.”

5.7 Absence of Certain Changes. Except as set forth in the Parent SEC Reports, since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course, consistent with its past practice, and since such date there has not occurred with respect to Parent: (a) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; (b) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any material revaluation by Parent of any of its material assets; or (c) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent (other than the repurchase of unvested shares of capital stock of Parent at the original purchase price paid therefor) or any change in any rights, preferences, privileges or restrictions of any outstanding security of Parent.

5.8 Compliance with Laws. Parent has complied in all material respects with each foreign, federal, state or local statute, law or regulation that is applicable to it or to the conduct of the business. Parent has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

5.9 Required Vote. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement or Related Agreements, or the transactions contemplated hereby and thereby.

5.10 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company or any Company Stockholder incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Affirmative Conduct of Company Business. The Company shall conduct the Company Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Return, as set forth in Section 6.2(e) below), pay or perform other obligations when due, and use commercially reasonable efforts to (a) preserve intact the present business organizations of the Company, (b) keep available the services of the present officers and employees of the Company and (c) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.

6.2 Restrictions on Conduct of Company Business. The Company shall not, without the prior written consent of Parent in accordance with Section 6.3 hereof:

(a) cause or permit any modifications, amendments or changes to the Charter Documents other than a deemed amendment caused by the adoption of this Agreement or the filing of the Certificate of Merger;

(b) undertake any expenditure, transaction or commitment exceeding $25,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 3.17(a) hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of $25,000 individually or $50,000 in the aggregate, any liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet and payment of any Third Party Expenses and any outstanding Company Indebtedness;

(d) change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered or made available to Parent for review a reasonable time prior to filing, and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than as required by GAAP;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the agreements evidencing Company Options, Company Warrants, or Restricted Shares;

(h) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, increase or otherwise change the salary, wage rates, or other compensation (including equity based compensation) payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any such person, except as disclosed in Section 6.2(h) of the Disclosure Schedule and except for salary increases and the issuance of equity securities to employees in the ordinary course of business consistent with past practice and except for payments under the Executive Transaction Retention Plan;

(i) other than entering into non-exclusive licenses and related agreements with respect thereto of the Company Products to end users pursuant to written agreements in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments (which are included in Section 3.15 of the Disclosure Schedule) involving aggregate payments to the Company of less than $10,000, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer to any Person any rights to any Company-Owned Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company-Owned Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $10,000 individually or $25,000 in the aggregate;

(k) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(l) incur any indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the ordinary course of business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except as required by GAAP;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets;

(o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company);

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Products;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;

(r) terminate, amend or otherwise modify (or agree to do so), or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company Business;

(t) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(u) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; terminate any employees, or encourage or otherwise cause any employees to resign from the Company;

(v) grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(w) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(x) cancel or amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) any insurance policy of the Company; or

(y) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(x) hereof, or any other action that is intended to (i) prevent the Company or any of the Principal Stockholders from performing, or cause the Company or any of the Principal Stockholders not to perform, their respective covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

6.3 Electronic Mail Consent. If the Company desires Parent to consent to any action otherwise prohibited by this Section 6.1 or Section 6.2, any officer of the Company may, instead of complying with the provisions of Section 11.1, request such consent by electronic mail to Matthew B. Ferguson. If such representative of Parent gives consent, on behalf of Parent, to any such action in an electronic message addressed to any officer of the Company, Parent shall be deemed for purposes of this Section 6.1 or Section 6.2, as the case may be, to have consented in writing to the taking of such action.

6.4 No Solicitation.

(a) The Company shall not (nor shall the Company permit, as applicable, any of its directors, officers or other employees, stockholders (including the Principal Stockholders), agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (an “Alternate Transaction”), (ii) disclose or furnish any information regarding the Company in connection with or in response to any inquiry, offer, or proposal for or regarding an Alternate Transaction, (iii) assist or cooperate with any person to make any proposal for an Alternate Transaction, or (iv) enter into any agreement with any person providing for an Alternate Transaction.

(b) The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 6.4(a) hereof.

(c) In the event that the Company, any Principal Stockholder, or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 6.4(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 6.4(a) hereof, the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (4) such other information related thereto as Parent may reasonably request.

(d) Nothing herein shall prohibit Company’s Board of Directors from engaging in any discussion or negotiations with, or disclosing any nonpublic information relating to Company to, any Person if (A) the Board of Directors of Company has determined that such Alternate Transaction would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Company, is reasonably capable of being financed (any such favorable Alternate Transaction being referred to in this Agreement as a “Superior Transaction”) and (B) the Board of Directors of Company determines in good faith after consultation with outside legal counsel that the failure to do so would be a breach of the Board of Directors’ fiduciary duties to the Company Stockholders under applicable Law (provided that (1) in each such event, Company notifies Parent of such determination by the Company Board of Directors, (2) Company does not provide any non-public information to any such third party if it has not prior to the date thereof made available such information to Parent and (3) Company provides such non-public information pursuant to a non-disclosure agreement substantially the same as or otherwise at least as restrictive on such third party as the Reciprocal Confidentiality Agreement is on Parent.

(e) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Required Stockholder Approval.

(a) The Company shall obtain the Required Stockholder Approval immediately following the execution of this Agreement. Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company and the terms of this Agreement and the Merger (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Laws.

(b) The Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner reasonably satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a Company Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Company Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

(c) The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 7.1(a) hereof and the matters, if any, required pursuant to Section 7.1(b).

7.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company-Owned Intellectual Property, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 7.2 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Parent will provide notice to the Company of any material breaches of representations or warranties discovered by Parent through the access afforded by this Section 7.2; provided, however, that Parent’s failure to provide notice shall not limit Parent’s remedies therefor.

7.3 Notification of Certain Matters. The Company or any Principal Stockholder, as the case may be, shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Principal Stockholder, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, which is likely to result in material liability to the Company, and (b) any failure of the Company or any Principal Stockholder, as the case may be, to comply in any material respects with any covenant or agreement hereunder or to satisfy any condition hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

7.4 Confidentiality. Each of the Company and Parent hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.2 hereof or pursuant to any notice provided under Section 7.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement. In this regard, the Company and the Principal Stockholders acknowledge that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Principal Stockholders acknowledge and agree not to engage in any discussions or correspondence relating to, or transactions in, the Parent Common Stock in violation of applicable securities laws.

7.5 Public Disclosure. The Company shall not (and shall instruct its representatives not to) issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

7.6 Commercially Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered or made available hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

7.7 Contract Consents, Amendments and Terminations.

(a) The Company shall provide all notices required under any Contract in connection with the Merger, all of which such Contracts are listed on Schedule 8.2(g)(ii). Such notices shall be in a form acceptable to Parent.

(b) The Company shall use commercially reasonable best efforts to terminate each of the agreements listed on Schedule 8.2(g)(i) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time.

7.8 Pre-Closing Employee Matters.

(a) The Company shall use commercially reasonable efforts to cause each current employee of the Company and each former employee of the Company who is listed on Schedule 7.8(a) hereto to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company enforceable and effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company, and each former consultant or contractor of the Company who is listed on Schedule 7.8(a) hereto, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company enforceable and effective as of such consultant or contractor’s first date of service.

(b) The Company shall, prior to the Closing, cause each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

(c) The Company shall terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors, including the Employee Agreements with the individuals listed on Schedule 7.8(c) hereto (the “Terminating Employees”) and the Company shall pay all severance amounts due under such Employee Agreements (whether due at the time of termination or thereafter) immediately prior to the Closing in exchange for the execution by the Terminating Employee of the Separation Agreement and Release substantially in the form attached hereto as Exhibit G (the “Terminating Employee Release”).

7.9 Post-Closing Employee Matters.

(a) Parent or its Affiliates may offer certain employees, including the Key Employees, “at-will” employment by Parent and/or the Surviving Corporation as a Continuing Employee, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s standard policies and procedures for new hires, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent subject to the requirements set forth in Section 7.9(b) below, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

(b) Continuing Employees shall be eligible to receive employee benefits consistent with Parent’s applicable human resources policies.

(c) Continuing Employees shall receive employee benefits that are, in the aggregate, substantially similar to those afforded to similarly-situated employees of Parent, subject to the terms and conditions of Parent’s relevant benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on continuous length of service in any of Parent’s benefit plans or programs for which a Continuing Employee may be eligible on or after the Closing Date, to the extent permitted by any such benefit plan or arrangement, all continuous service of the Continuing Employees will apply towards establishing (a) waiting periods for participation in such Parent benefit plans or programs related to health, welfare and retirement, (b) vacation eligibility, and (c) vesting under retirement plans. Notwithstanding the foregoing, (i) the date of entry of any Continuing Employee with respect to any Parent benefit plan or program, will be based on the actual enrollment or effective date, and (ii) no such deemed service credit will be required to the extent it would result in a duplication of benefits. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) offered to Continuing Employees (other than plans pertaining to long-term disability benefits), to the extent permitted by any such plan, Parent shall (A) cause to be waived any pre-existing condition limitation to the same extent such pre-existing condition was waived under a comparable Company Employee Plan, and (B) provide that any expenses incurred by a Continuing Employee before the Closing Date under a comparable Company Employee Plan shall be taken into account for purposes of satisfying applicable deductible and maximum out-of-pocket limitations. Nothing herein shall limit the ability of Parent to amend or terminate any Parent benefit plans or programs in accordance with their terms and applicable Law at any time.

7.10 Agreements and Documents Delivered at Signing. The Company shall use all commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to or concurrent with the execution of this Agreement, including each Stockholder Written Consent, Non-Competition Agreement, Key Employee Offer Letter and 280G Waiver, to remain in full force and effect through the Closing Date.

7.11 S-3 Registration. Parent shall effect the issuance of any shares of Parent Common Stock as Merger Consideration hereunder in a private placement pursuant either to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available.

(a) The Company acknowledges and agrees that, (i) Parent shall be entitled to obtain from each Company Stockholder to whom such shares shall be issued as Merger Consideration hereunder an executed certificate in the form set forth in Schedule 7.11 hereto (or such other form as may be reasonably acceptable to Parent) (the “Stockholder Certificate”) and to rely on the representations of each Company Stockholder therein in connection with the issuance of Parent Common Stock to such Company Stockholder; (ii) the shares of Parent Common Stock so issued will not be registered under the Securities Act (except pursuant to the Form S-3 Registration Statement, as described below) and such shares will constitute “restricted securities” within the meaning of the Securities Act; and (iii) the certificates representing the shares of Parent Common Stock shall bear appropriate legends set forth in Section 2.17 hereof to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities Laws and, if applicable, to notice the restrictions on transfer of such shares.

(b) As promptly as practicable after the date of this Agreement, upon Parent’s request, the Company shall distribute a copy of the Stockholder Certificate to each holder of Company Capital Stock for completion, signature and return as promptly as practicable to Parent. The Company shall use all commercially reasonable efforts to cause each holder of Company Capital Stock (i) to execute and deliver a duly completed and signed Stockholder Certificate to Parent as promptly as practicable following the date of this Agreement and Parent’s request therefor, so as to permit Parent to effect such issuance as a private placement, and (ii) to furnish Parent, promptly following the Effective Time, with such further information as may be necessary, in Parent’s reasonable judgment, to effect the registration of the resale of the Parent Common Stock issued in such private placement on the Form S-3 Registration Statement.

(c) Parent shall use best efforts to register the resale of such shares, subject to the terms of this Section 7.11, pursuant to a registration statement on Form S-3 (the “Form S-3 Registration Statement”). Parent, shall, subject to the receipt of the Stockholder Certificates and other related information (i) file the Form S-3 Registration Statement with the SEC within ten (10) days after the Effective Time covering the resale of the shares of Parent Common Stock issued as Merger Consideration hereunder to Company Stockholders who have furnished Parent with the requisite Stockholder Certificate and other related information, (ii) use all reasonable commercial efforts to cause the Form S-3 Registration Statement to be declared effective as promptly as reasonably practicable thereafter, and (iii) use all reasonable commercial efforts to maintain the continual effectiveness of the Form S-3 Registration Statement until the first to occur of (x) the one (1) year anniversary of the Effective Time, (y) the resale of all such shares of Parent Common Stock covered by the Form S-3 Registration Statement, and (z) the eligibility of all such shares of Parent Common Stock for resale under Rule 144 of the Securities Act; provided, however, that if Parent shall furnish to the Securityholder Representatives a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent stating that a material corporate development has occurred or a material corporate transaction is under consideration and, in the reasonable good faith judgment of the Board of Directors of Parent, after consulting with its counsel, disclosure of such development or transaction in an amendment or supplement to the registration statement (or the related prospectus) would be seriously detrimental to Parent (or would deprive Parent of the opportunity to pursue a significant favorable transaction), then Parent shall have the right to suspend the effectiveness of such registration statement and to prohibit each former stockholder of the Company from effecting any sale of Parent Common Stock pursuant to such registration statement (and the related prospectus) for one or more periods, which shall not exceed ninety (90) days in any single instance or one hundred eighty (180) days in the aggregate.

7.12 California Permit; Registered Offering. In the event that Parent shall determine in its sole discretion that it cannot effect the issuance of any shares of Parent Common Stock as Merger Consideration hereunder in a private placement pursuant to Section 4(2) of the Securities Act, Parent shall seek a permit from the California Department of Corporations to issue shares of Parent Common Stock in connection with the Merger pursuant to Section 25142 (or any successor section) of the Corporations Code of the State of California (a “California Permit”) so that the issuance of the Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof, then Parent shall prepare, with the cooperation and commercially reasonable assistance of Company, and at Parent’s expense, an application for the California Permit (the “Permit Application”), in form and substance reasonably satisfactory to the Company and its counsel. Parent and the Company shall each use their commercially reasonable efforts to cause the Permit Application to comply with all applicable requirements of federal and state securities laws. Each of Parent and the Company hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Permit Application, (ii) agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and (iii) agrees to use commercially reasonable efforts to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

7.13 Termination of Certain Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that any such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 15 calendar days prior to the Closing Date.

7.14 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be incurred or payable by the Company after the Closing Date, not less than three (3) Business Days prior to the Closing Date in a form acceptable to Parent (the “Statement of Expenses”), and the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true and correct as of the Closing Date in a form acceptable to Parent. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses anticipated to be incurred after the Closing). Any Third Party Expenses that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”) shall be paid out of the Escrow Amount.

The Company shall use its best efforts to pay all Third Party Expenses prior to the Closing Date, and no Third Party Expenses shall be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.

7.15 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 7.15, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, (a) all Company Stockholders and their respective addresses, indicating whether such holder is a Continuing Employee, the number and type of shares of Company Capital Stock held by such Company Stockholder, the respective certificate numbers, the liquidation preference applicable to each share of Company Preferred Stock, the aggregate per share amount of Merger Consideration payable to each Company Stockholder, the Pro Rata Portion applicable to each Company Stockholder, and such other information relevant thereto or which Parent may reasonably request, and (b) all holders of Company Options and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option, the aggregate per share amount of Merger Consideration payable to each Company Optionholder and the Pro Rata Portion applicable to each Company Optionholder and such other information relevant thereto or which Parent may reasonably request. The Spreadsheet shall also identify all amounts payable under the Executive Transaction Retention Plan. The Company shall deliver the Spreadsheet to Parent at least three (3) Business Days prior to the Closing Date.

7.16 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 8.2(q) hereto.

7.17 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.18 Interim Company Option Grants. The Company agrees that the exercise price of any Company Options granted after July 28, 2006 shall equal the fair market value of the Company Common Stock, which fair market value will be determined by the Merger Consideration to be paid by Parent pursuant hereto, subject to reasonable discounts for contingencies relating to the consummation of the Merger and the payment of such Merger Consideration.

7.19 Indemnification of Officers and Directors.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company and any of its current or former directors and officers. In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law.

(b) The obligations and liability of Parent and the Surviving Corporation under this Section 7.18 shall be joint and several.

(c) In the event that Parent or Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.18.

7.20 Executive Transaction Retention Plan. The payment of the aggregate amount of One Million Dollars ($1,000,000) pursuant to the Executive Transaction Retention Plan will be approved by the Company Stockholders and all payments contemplated by the Executive Transaction Retention Plan will constitute legal, binding and valid obligations of the Company.

7.21 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following condition:

(a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Other Governmental Approval. Approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained.

8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Principal Stockholders in this Agreement (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) 280G Stockholder Approval.

(i) Each Person who might receive any payments and/or benefits referred to in Section 7.1(b) hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(ii) With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(d) Appraisal Rights.

(i) The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no stockholder of the Company will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights prior to Closing.

(ii) Company Stockholders holding no more than five (5%) percent of the Total Outstanding Shares shall have exercised appraisal rights or other similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(f) Exercise or Termination of Company Warrants. The Company shall have delivered timely notice to the holders of the Company Warrants outstanding prior to the Effective Date that the Company Warrants will be cancelled or terminated prior to the Closing Date, and all such Company Warrants shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(g) Third Party Contracts.

(i) The Company shall have terminated each of the Contracts set forth on Schedule 8.2(g)(i) hereto.

(ii) The Company shall have sent the notices set forth on Schedule 8.2(g)(ii) hereto.

(h) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that as of the Closing each of the individuals listed on Schedule 7.8(a) has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(i) New Employment Arrangements. Each of the Key Employees shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an Offer Letter which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have taken any action or expressed any intent to terminate or modify such acceptance or intent to leave the employ of Parent or the Company following the Effective Time.

(j) Non-Competition Agreements and Post-Merger Restrictions Agreements. The individuals listed on Schedule 8.2(j) shall have executed and delivered to Parent a Non-Competition Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action and such Non-Competition Agreements shall be in effect immediately prior to the Effective Time.

(k) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Effective Time.

(l) Securities Laws Compliance. Parent shall be satisfied in its sole discretion that the Parent Common Stock issuable in the Merger is issuable without registration pursuant to Section 4(2) or Regulation D or another applicable exemptive provision of the Securities Act and applicable rules and regulations promulgated thereunder.

(m) Termination of Benefit Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 7.12 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all plans and arrangements set forth in Section 7.12 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 7.12 hereof.

(n) Terminating Employee Releases. No later than immediately prior to the Closing Date, the Company shall have terminated the employment of each Terminating Employee, and each such Terminating Employee and each employee of the Company whose employment is terminated after the date hereof and prior to the Closing shall have duly and validly executed and returned to the Company a Terminating Employee Release and not revoked such Terminating Employee Release.

(o) Statement of Expenses. Parent shall have received the Statement of Expenses.

(p) Spreadsheet. Parent shall have received the Spreadsheet.

(q) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 8.2(q) hereto.

(r) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit H.

(s) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing; and

(iii) the conditions to the obligations of Parent and Merger Sub set forth in this Section 8.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(t) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Required Stockholder Approval shall have been obtained.

(u) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company.

(v) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Good Standing from the Secretary of State of the State of California and the Franchise Tax Board and a Certificate of Good Standing from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(w) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate.

8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Legal Opinion. Company shall have received a legal opinion from legal counsel to Parent in the form attached hereto as Exhibit I.

(c) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a President or a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Parent and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

9.1 Survival.

(a) The representations and warranties of the Company and the Principal Stockholders set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and the Effective Time for a period of thirty six (36) calendar months following the Closing; provided, however, that (i) in the event of fraud or willful misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or willful misrepresentation, (ii) the representations and warranties of the Company set forth in Section 3.2 hereof (Company Capital Structure), Section 3.4 hereof (Authority) and Section 3.12 hereof (Tax Matters) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein, and (iii) the representations and warranties of the Principal Stockholders set forth in Article IV hereof shall survive the Closing and the Effective Time until the expiration of the statute of limitations in respect thereof (the representations and warranties referenced in the foregoing clauses (ii) and (iii) being referred to herein, collectively, as the “Specified Representations”). The applicable periods referenced in this Section 9.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

9.2 Indemnification.

(a) From and after the Effective Time, the Company Stockholders and the Company Optionholders (each, a “Company Indemnifying Party”) shall severally, but not jointly, indemnify and hold harmless Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses (including losses resulting from payments of royalties), liabilities, damages, deficiencies, diminution in value, lost profits, costs, interest, awards, judgments, settlements, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement or any Related Agreement as of the date of this Agreement, or in the certificates delivered by the Company pursuant to Section 8.2(s) hereof or Section 8.2(t) hereof, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement or any Related Agreements as of the Closing Date as if such representations and warranties had been made at and as of the Closing; (ii) any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement; (iii) any fraud or willful misrepresentation with respect to this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company; (iv) any Dissenting Share Payments; (v) any Excess Third Party Expenses; (vi) any Company Indebtedness that is not reflected in the calculation of the Closing Merger Consideration; (vii) any of the matters disclosed on Schedule 9.2 hereto); (viii) any inaccuracy in the Spreadsheet; and (ix) payments owing under the Executive Transaction Retention Plan.

(b) From and after the Effective Time, each Principal Stockholder (the “Principal Stockholder Indemnifying Parties,” and together with the Company Indemnifying Parties, the “Indemnifying Parties”) shall severally, but not jointly, indemnify and hold harmless the Indemnified Parties, from and against all Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of such Principal Stockholder’s set forth in this Agreement or any Related Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of such Principal Stockholder set forth in this Agreement or any Related Agreements as of the Closing Date as if such representations and warranties had been made at and as of the Closing; (ii) any failure by such Principal Stockholder to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement; (iii) any fraud or willful misrepresentation with respect to this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of such Principal Stockholder.

(c) For the purpose of this Article IX, when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of an Indemnifying Party set forth in this Agreement or in any certificate delivered by an Indemnifying Party pursuant to Section 8.2(s) hereof or Section 8.2(t) hereof, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of an Indemnifying Party set forth in this Agreement, any Related Agreement or any certificates or other instruments delivered pursuant to this Agreement, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by an Indemnifying Party that is qualified in scope as to materiality or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

(d) Notwithstanding anything herein to the contrary, the Indemnified Parties under Sections 9.2(a) and 9.2(b) shall have the right to exercise the Right of Setoff pursuant to Section 2.10(g) and / or seek recourse against any portion of the Escrow Fund for the amount of any Losses incurred or suffered, or reasonably likely to be incurred or suffered, by any such Indemnified Party.

(e) No Indemnifying Party shall have any rights of contribution, indemnification or advancement from an Indemnified Party with respect to any Loss claimed by an Indemnified Party.

(f) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful misrepresentation committed by such Person.

(g) Nothing in the Agreement shall limit the right of an Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

9.3 Indemnification Limitations.

(a) With respect to Sections 9.2(a) and 9.2(b), except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Company, in which case there shall be no limit to liability for indemnification hereunder pursuant to Section 9.4(b), (i) (A) in the case of any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations, or (B) in the case of any indemnification claim resulting from, arising out of or in connection with clauses (iv) - (vi) and (viii) of Section 9.2(a) hereof, the Company Stockholders (including the Principal Stockholders) and the Company Optionholders shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the total Merger Consideration; (ii) (A) in the case of any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the representations and warranties of the Company set forth in Section 3.15 (Intellectual Property), or (B) in the case of any indemnification claim resulting from, arising out of or in connection with clause (vii) of Section 9.2(a) hereof, the Company Stockholders (including the Principal Stockholders) and the Company Optionholders shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of sum of any amounts then held in the Escrow Fund, the Deferred Consideration and fifty percent (50%) of the Closing Merger Consideration, provided, however, that the indemnification obligations for such claims shall be satisfied as follows: first, from any amounts then remaining under the Escrow Fund, second, from the Deferred Consideration to the extent an amount is then payable on the date of such claim, and third, from the Closing Merger Consideration; provided, further, that after the First Milestone Amount, if any, has been paid, the Company Stockholders (including the Principal Stockholders) and the Company Optionholders shall not be obligated to indemnify the Indemnified Parties under this clause (ii) of Section 9.3(a) for any amounts in excess of the amount of the Deferred Merger Consideration not yet paid; and (iii) in the case of indemnification for all other claims under Section 9.2(a), the Company Stockholders (including the Principal Stockholders) and the Company Optionholders shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the sum of the Deferred Merger Consideration not yet paid and any amounts then held in the Escrow Fund.

(b) With respect to Sections 9.2(a)(i) and 9.2(b)(i), no Indemnifying Party shall be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Losses for which the Indemnified Party are entitled to indemnification pursuant to this Agreement exceeds $200,000, at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of all such Losses, subject to the limitations set forth in this Article IX.

(c) Except in the case of fraud or willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, the Company Stockholders (including the Principal Stockholders) and the Company Optionholders shall not be obligated to indemnify the Indemnified Parties pursuant to clause (i) of Sections 9.2(a) and 9.2(b) hereof (but specifically excluding clause (ii) through clause (ix), inclusive, of Section 9.2(a) hereof) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which an Indemnified Party shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article IX.

9.4 No Indemnification Limitations.

(a) Nothing in this Agreement shall limit the liability of the Company or the Principal Stockholders for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger is not consummated.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of an Indemnifying Party in respect of Losses arising out of any fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Indemnifying Party.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article IX notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Company Stockholder (including the Principal Stockholders) or Company Optionholder in the event that Parent issues more than the portion of the Merger Consideration to which such Company Stockholder or Company Optionholder is entitled pursuant to Article II hereof.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

9.5 Indemnification Claims Procedures.

(a) With respect to Sections 9.2(a) and 9.2(b), an Indemnified Party may make an indemnification claim pursuant to Sections 9.2(a) and 9.2(b) by delivering a certificate (a “Claim Certificate”) to the Securityholder Representatives, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund), and/or to one or more Company Stockholders (if and to the extent that the Indemnified Party is seeking recourse directly against any such Company Stockholder and any of such parties also being referred to herein as the “Indemnifying Party”), (i) stating that an Indemnified Party has paid, sustained, suffered, incurred or accrued (or reasonably anticipates that it will have to pay, sustain, suffer, incur, or accrue) Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, suffered, incurred or accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(b) Following its receipt of a Claim Certificate, the Indemnifying Party or Parties (as a single group, if applicable) shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the address of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund in connection with Sections 9.2(a) and 9.2(b)). In the event that the Indemnifying Party or Parties (as a single group, if applicable) shall fail to object, pursuant to this Section 9.5(b), to any item or amount set forth in such Claim Certificate within the foregoing thirty (30) calendar day period, the Indemnifying Party or Parties (as a single group, if applicable) shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Fund, upon the expiration of such thirty (30) day calendar day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered the Claim Certificate only an amount of cash equal to any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 9.5(b).

(c) In the event that an Indemnifying Party or Parties (as a single group, if applicable) shall object, pursuant to Section 9.5(b) hereof, to any item(s) or amount(s) set forth in any Claim Certificate, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Indemnifying Party or Parties (as a single group, if applicable) or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(e) Any such arbitration shall be held in San Mateo County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). With respect to claims against the Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by one (1) party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund with respect to Sections 9.2(a) or 9.2(b).

(f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g) The foregoing arbitration provisions shall apply to any dispute among any Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties under this Article IX.

9.6 Third-Party Claims.

(a) In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article IX, such Indemnified Party shall notify the Securityholder Representatives (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Securityholder Representatives shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to assume the defense of the Third-Party Claim with counsel of their choice, which choice of counsel shall be subject to the consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Securityholder Representatives (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its cost and expense and participate in the defense of the Third-Party Claim.

(b) The Securityholder Representatives (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) includes an unconditional release of all liability of the Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party, and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 9.6(a) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(c) Notwithstanding the foregoing, if in the reasonable judgment of the Indemnified Party, (i) a conflict of interest or potential conflict of interest exists between the positions of the Securityholder Representatives (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) and the Indemnified Party in conducting the defense of such claim, (ii) the resolution of the contested matter reasonably could adversely impact the business of the Indemnified Party or its affiliates, (iii) a remedy other than monetary damages is sought in a Third Party Claim, (iv) the aggregate amount of potential Losses related to all outstanding claims could reasonably be expected to exceed the sum of (A) the amount then held in the Escrow Fund and (B) the amount of the Deferred Consideration then actually due and payable to the Company Stockholders and Company Optionholders, or (v) the Securityholder Representatives (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) fail to assume the defense of such claim, or fails to conduct the defense of the Third-Party Claim actively and diligently, then the Indemnified Party shall have the right to undertake the defense or settlement thereof, and the Stockholders’ Representative shall be entitled to participate in the defense of such claim, at its own expense. In the event that the Indemnified Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right in its sole discretion to conduct the defense of, and with the consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed, to settle, any such claim. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, suffered, incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

9.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Sections 9.2(a) and 9.2(b), at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Sections 9.2(a) and 9.2(b). The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the date seven days following the twenty fourth (24th) calendar month anniversary of the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund to the Company Stockholders and Company Optionholders following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Sections 9.2(a) and 9.2(b) (“Unresolved Claims”) delivered prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Date, and any such amount shall not be distributed to the Company Stockholders and Company Optionholders at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Company Stockholders and Company Optionholders pursuant to this Section 9.7 shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Company Stockholder and Company Optionholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up). Payments of the Escrow Amount to the holders of Company Options shall be less any applicable Taxes required to be withheld and shall be made no later than five years after the Effective Time in accordance with Proposed Regulation Section 1.409A-3(g)(5)(iv).

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article IX and Section 2.10 hereof.

(ii) The cash portion of the Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than 30 days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a U.S. Bank Money Market Account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims.

(iii) For all income Tax purposes, including Tax reporting and withholding, Parent shall be treated as the owner of the Escrow Fund assets, and Parent shall be liable and responsible for any Taxes due with respect to the Escrow Fund assets.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Company Stockholders and Company Optionholders on the basis of the Company Stockholders’ and Company Optionholders’ respective Pro Rata Portions; provided, however, that in the event any Company Stockholder or Company Optionholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s or Company Optionholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an amount equal from such Company Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Company Stockholders and Company Optionholders on the basis of the Company Stockholders’ and Company Optionholders’ respective Pro Rata Portions; provided, however, that in the event any Company Stockholder or Company Optionholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s or Company Optionholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an amount equal from such Company Stockholder’s or Company Optionholder’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. All fees of the Escrow Agent for performance of its duties hereunder (the “Escrow Expenses”) shall be paid as by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

9.8 Securityholder Representatives.

(a) By virtue of the approval of the Merger and this Agreement by the Company Stockholders, each of the Company Stockholders and Company Optionholders shall be deemed to have agreed to appoint Randall King Nelson and Chris Martin as their agents and attorney-in-facts, as the Securityholder Representative for and on behalf of the Company Stockholders and Company

Optionholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund or Right of Setoff in satisfaction of claims by such Indemnified Party pursuant to Sections 9.2(a) and 9.2(b), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Stockholder or Company Optionholder or by any such Company Stockholder or Company Optionholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Stockholder or Company Optionholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders and Company Optionholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Securityholder Representatives may not be removed unless holders of a majority of the Total Outstanding Shares agree to such removal and to the identity of the substituted agent; provided, further that if one Securityholder Representative is unable to serve as Securityholder Representative, the remaining Securityholder Representative shall be entitled to act alone. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representatives may be filled by the holders of a majority of the Total Outstanding Shares. No bond shall be required of the Securityholder Representatives, and the Securityholder Representatives shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representatives shall constitute notice to or from the Company Stockholders (including the Principal Stockholders) and Company Optionholders.

(b) The Securityholder Representatives shall not be liable for any act done or omitted hereunder as Securityholder Representatives while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders and Company Optionholders shall indemnify the Securityholder Representatives and hold the Securityholder Representatives harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representatives and arising out of or in connection with the acceptance or administration of the Securityholder Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representatives, and any fees and expenses incurred by the Securityholder Representatives in connection with this Agreement (“Securityholder Representative Expenses”). Securityholder Representatives shall have the right to use up to One Hundred Thousand Dollars ($100,000) of the Escrow Amount in the aggregate for reasonably and appropriately documented Securityholder Representative Expenses and, upon the second Milestone Payment Date, and subordinate to the satisfaction of any then outstanding indemnification claims made pursuant to Sections 9.2(a) and 9.2(b), the Securityholder Representatives shall have the right to recover Securityholder Representative Expenses from the Deferred Merger Consideration prior to any distribution to the Company Stockholders and Company Optionholders, and prior to any such distribution, shall deliver to Parent a certificate setting forth the Securityholder Representative Expenses actually incurred. A decision, act, consent or instruction of either of the Securityholder Representatives, including an amendment, extension or waiver of this Agreement pursuant to Section 10.3 and Section 10.4 hereof, shall constitute a decision of the Company Stockholders and Company Optionholders and shall be final, binding and conclusive upon the Company Stockholders and Company Optionholders; and Parent may rely upon any such decision, act, consent or instruction of the either of Securityholder Representatives as being the decision, act, consent or instruction of the Company Stockholders and Company Optionholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the either of Securityholder Representatives.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Except as provided in Section 10.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of Parent and the Company;

(b) by Parent if the Required Stockholder Approval is not obtained within thirty (30) minutes after the execution of this Agreement;

(c) by Parent or the Company, if the Closing Date may shall not have occurred by October 31, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(d) by Parent, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute any of the following actions: (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices;

(f) by Parent, if there shall have occurred any event or condition of any kind or character that has had, or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, as reasonably determined by Parent;

(g) by Parent, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) hereof would not be satisfied, and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(h) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied, and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Principal Stockholders, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Sections 7.4 hereof (Confidentiality), 7.5 hereof (Public Disclosure), Section 7.15 hereof (Expenses) and Article XI hereof (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Company Stockholders (including the Principal Stockholders) agree that any amendment of this Agreement signed by the Securityholder Representatives shall be binding upon and effective against the Company Stockholders (including the Principal Stockholders) whether or not they have signed such amendment; provided, however, that any amendment made in accordance with this Section 10.3 shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock, Company Options or Company Warrants or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Company Stockholders immediately prior to the Effective Time.

10.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Securityholder Representatives, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Company Stockholders (including the Principal Stockholders) agree that any extension or waiver signed by the Securityholder Representatives shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	If to Parent or Merger Sub, to:

FoxHollow Technologies, Inc.

740 Bay Road

Redwood City, CA 94063

Attention: Matthew B. Ferguson

Facsimile No.: (650) 421-8632

with a copy to:

Navajo Acquisition Corporation

740 Bay Road

Redwood City, CA 94063

Attention: Matthew B. Ferguson

Facsimile No.: (650) 421-8632

and:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: J. Casey McGlynn, Esq.

        Robert T. Ishii, Esq.

Facsimile No.: (650) 493-6811

(b)	If to the Company (prior to the Closing), to:

Kerberos Proximal Solutions, Inc.

10600 N. Tantau Avenue

Cupertino, CA 95014

Attention: Randall King Nelson

Facsimile No.: (408) 253-3710

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Attention: Paul (Chip) L. Lion III

Facsimile No.: (650) 251-3812

(c)	If to the Securityholder Representatives, to

Randall King Nelson

1948 Port Chelsea

Newport Beach, CA 92660

Facsimile No.: (949) 644-7481

Chris Martin

c/o Research Corporation Technologies

101 N. Wilmot Rd., Suite 600

Tucson, AZ 85711-3365

Facsimile No.: (520) 748-0025

(d)	If to the Principal Stockholders, to the addresses set forth in Section 11.1 of the Disclosure Schedule

(e)	If to the Escrow Agent, to:

U.S. Bank, National Association

One California Street

Suite 2100

San Francisco, CA 94111

Attention: Michael P. Susnow

Facsimile No.: (415) 273-4591

11.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

11.4 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, and

11.5 Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder; provided, further, that if Parent sells substantially all of its assets, as a condition to such sale, the acquirer shall agree to take on all of Parent’s obligations hereunder.

11.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.9 Consent to Jurisdiction. Subject to the terms of Section 9.5 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 9.5 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent, the Securityholder Representatives and the Principal Stockholders have executed, or caused this Agreement to be executed, all as of the date first written above.

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ John B. Simpson
Name:	John B. Simpson, M.D., Ph.D.
Title:	President and Chief Executive Officer

NAVAJO ACQUISITION CORPORATION

By:	/s/ Matthew B. Ferguson
Name:	Matthew B. Ferguson
Title:	Chief Financial Officer

KERBEROS PROXIMAL SOLUTIONS, INC.

By:	/s/ Randall King Nelson
Name:	Randall King Nelson
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SECURITYHOLDER REPRESENTATIVES

By:	/s/ Randall King Nelson
Randall King Nelson

By:	/s/ Chris Martin
Chris Martin

AGREEMENT AND PLAN OF MERGER

PRINCIPAL STOCKHOLDERS:

RESEARCH CORPORATION TECHNOLOGIES, INC.

By:	/s/ Shaun A. Kirkpatrick
Shaun A. Kirkpatrick, President and CEO

RCT BIOVENTURES WEST, L.L.C.

By:	/s/ Shaun A. Kirkpatrick
Shaun A. Kirkpatrick, President and CEO

TAC ASSOCIATES, L.P.

By:	Three Arch Management IV, L.L.C., Its General Partner

By:	/s/ Michael Kaplan
Michael Kaplan, Member

THREE ARCH CAPITAL, L.P.

By:	Three Arch Management IV, L.L.C., Its General Partner

By:	/s/ Michael Kaplan
Michael Kaplan, Member

THREE ARCH PARTNERS IV, L.P.

By:	Three Arch Management IV, L.L.C., Its General Partner

By:	/s/ Michael Kaplan
Michael Kaplan, Member

AGREEMENT AND PLAN OF MERGER

THREE ARCH ASSOCIATES IV, L.P.

By:	Three Arch Management IV, L.L.C., Its General Partner

By:	/s/ Michael Kaplan
Michael Kaplan, Member

AGREEMENT AND PLAN OF MERGER